                                                                     EXHIBIT 5.1

                                 March 28, 2000

On Command Corporation
6331 San Ignacio Avenue
San Jose, CA 95119

Dear Sirs:

         We have acted as counsel to On Command Corporation, a Delaware corporation (the "Company"), in connection with the proposed registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 3,450,000 Series C warrants (the "Warrants") to purchase shares of the Company's common stock, par value $.01 per share, and 3,450,000 shares of the Company's common stock, par value $.01 per share, underlying the Warrants (the "Shares") pursuant to the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on March 28, 2000.

         In rendering this opinion we have examined the Company's Certificate of Incorporation and Bylaws, each as amended to date, and the minutes of the corporate proceedings taken by the Company in connection with the authorization of the Warrants and Shares. We have also examined the originals, or copies certified or otherwise identified to us, of the corporate records of the Company, certificates of public officials and representatives of the Company, and such other documents and records, and have made such investigations of law, as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the conformity to the original of all copies and the factual accuracy of certificates submitted to us.

         On the basis of the foregoing, we are of the opinion that the Warrants and the Shares have been duly authorized by all necessary corporate action on the part of the Company. When sold and delivered as contemplated by the Registration Statement, the Warrants will constitute duly authorized and fully vested rights to purchase the Shares. When the Warrants are exercised and converted into the Shares or when the Shares are sold and delivered as contemplated by the Registration Statement, the Shares will constitute duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company.

         We express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In furnishing this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

                                  PATTERSON, BELKNAP, WEBB & TYLER LLP

                                  By: /s/ Jeffrey E. LaGueux
                                     ------------------------------------
                                     A Member of the Firm

cc: Arthur M. Aaron, Esq.